Exhibit 10.1

FACILITY AGREEMENT

among

PULTE HOMES, INC.,

VARIOUS FINANCIAL INSTITUTIONS,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Issuing Bank and as Administrative Agent

Dated as of June 23, 2009

i

ii

iii

FACILITY AGREEMENT

THIS FACILITY AGREEMENT (this “Agreement”) dated as of June 23, 2009 is among Pulte Homes, Inc., a Michigan corporation (“Pulte”), the financial institutions that from time to time are parties hereto (the “Banks”) and Deutsche Bank AG, New York Branch (“DB”), as sole initial Bank, as the Issuing Bank (as defined below) and as administrative agent (together with any successor in such capacity, the “Administrative Agent”).

As contemplated by the Pricing Agreement (as defined below), the parties hereto have agreed to enter into this Agreement to provide for the issuance of letters of credit from time to time for the account of Pulte.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.01      Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” - see the Preamble.

“Advance” has the meaning specified in Section 2.02(g).

“Affected Bank” means any Bank other than the Issuing Bank that has made, or notified Pulte that an event or circumstance has occurred that may give rise to, a demand for compensation under Section 2.06(a) or (b) or Section 2.08 (but only so long as the event or circumstance giving rise to such demand or notice is continuing).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the equity interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise.

“Agreement” - see the Preamble.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit A.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the rate prescribed in the Indenture) of the obligation of the lessee for rental payments during the remaining term of the lease entered into in connection with such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case for purposes of this definition the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Available Amount” means, with respect to any LOC, the maximum amount available to be drawn under such LOC under any circumstance, including any amount that has been the subject of a drawing by the applicable beneficiary but has not yet been paid by the Issuing Bank.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Banks” - see the Preamble. For the avoidance of doubt, references herein to Banks shall include the Issuing Bank unless otherwise specified.

“Base Rate” means a fluctuating interest rate per annum equal to at any time the higher of (a) the sum of the Federal Funds Rate plus 0.5% and (b) the prime lending rate most recently announced by DB (or any U.S. Affiliate of DB if no such rate is announced by DB) as its prime lending rate, which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or London, England.

“Closing Date” means the first date on which the conditions set forth in Article III shall have been satisfied.

“Commitment” means, with respect to any Bank, the commitment of such Bank to issue (in the case of the Issuing Bank) or participate in LOCs hereunder in an amount equal to its Commitment Amount.

“Commitment Amount” means, with respect to any Bank at any time, the amount set forth opposite such Bank’s name on Schedule I under the caption “Commitment Amount” or, if such Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Bank’s “Commitment Amount”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

“Confidential Information” means information that Pulte or any Affiliate thereof furnishes to the Administrative Agent or any Bank, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Bank of its obligations hereunder or that is or becomes available to the Administrative Agent or such Bank from a source other than Pulte or an Affiliate thereof that is not, to the best of the Administrative Agent’s or such Bank’s knowledge, acting in violation of a confidentiality agreement with Pulte or any Affiliate thereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of Pulte’s Subsidiaries (not including Pulte) together with the total amount of assets that would be included on Pulte’s balance sheet, not including its Subsidiaries, under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(a)         all short-term liabilities and liability items, except for (i) liabilities and liability items payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (ii) liabilities in respect of retiree benefits other than pensions for which the Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(b)         investments in Subsidiaries; and

(c)         all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Credit Exposure” means at any time the sum at such time of (a) the aggregate outstanding amount of all Advances, (b) the aggregate Available Amounts of all outstanding LOCs and (c) the aggregate Available Amounts of all LOCs that have been requested by Pulte to be issued hereunder but have not yet been so issued.

“DB” - see the Preamble.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Eligible Assignee” means (i) a Bank, (ii) an Affiliate of a Bank, or (iii) a commercial bank, a savings bank or other financial institution that is approved by the Administrative Agent, the Issuing Bank and, so long as there then exists no Event of Default, Pulte (such approvals not to be unreasonably withheld or delayed); provided that neither Pulte nor any Affiliate thereof shall qualify as an Eligible Assignee.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” has the meaning specified in Section 6.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“GAAP” has the meaning specified in Section 1.03.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indenture” means that certain Indenture dated as of October 24, 1995, as supplemented from time to time, by Pulte Homes, Inc. (formerly known as Pulte Corporation), Pulte Home Corporation and certain wholly-owned subsidiaries of Pulte Home Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Issuing Bank” means DB in its capacity as the issuer of LOCs hereunder.

“Lending Office” means, with respect to a Bank, the office of such Bank that is to make and receive payments hereunder as specified to the Administrative Agent from time to time.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Pricing Agreement and (iii) each LOC Application.

“LOC” has the meaning specified in Section 2.01.

“LOC Application” has the meaning specified in Section 2.02(a).

“LOC Participating Interest” has the meaning specified in Section 2.02(e).

“LOC Related Documents” has the meaning specified in Section 2.03(b).

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of Pulte and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of Pulte and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Bank under any Loan Document or (c) the ability of Pulte to perform its obligations under the Loan Documents.

“Material Financial Obligation” means a principal amount of debt under any loan agreement, note, indenture or other financing agreement and/or payment obligations in respect of any Hedge Agreement of Pulte and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate $10,000,000; provided that Non-Recourse Land Financing shall not be deemed a Material Financial Obligation.

“Nonconsenting Bank” means any Bank other than the Issuing Bank that does not approve a consent, waiver or amendment to any Loan Document requested by Pulte or the Administrative Agent and that requires the approval of all Banks under Section 8.01 (or all Banks directly affected thereby) when the Super-Majority Banks have agreed to such consent, waiver or amendment.

“Non-Recourse Land Financing” means any debt of Pulte or any of its Subsidiaries for which the holder of such debt has no recourse, directly or indirectly, to Pulte or such Subsidiary for the principal of, premium, if any, and interest on such debt, and for which Pulte or such Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such debt, except pursuant to mortgages, deeds of trust or other Liens or other recourse, obligations or liabilities in respect of specific land or other real property interests of Pulte or such Subsidiary; provided that recourse, obligations or liabilities of Pulte or such Subsidiary solely for indemnities, covenants or breach of warranty, representation or covenant in respect of any debt will not prevent debt from being classified as Non-Recourse Land Financing.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning specified in Section 2.08(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pricing Agreement” means the Fee Pricing Agreement dated as of June 2, 2009 between Pulte and DB.

“Pro Rata Share” means, for any Bank, the percentage share that its Commitment Amount is of the aggregate Commitment Amount of all Banks (or, if the Commitments have terminated, that the amount of such Bank’s participating interest in the Advances and LOCs is of the Credit Exposure).

“Pulte” - see the Preamble.

“Register” has the meaning specified in Section 8.07(d).

“Required Banks” means, at any time, Banks with aggregate Pro Rata Shares of more than 50%.

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or General Counsel of Pulte.

“Restricted Subsidiary” means any Subsidiary as of the date of this Agreement and any successor to such Subsidiary other than (i) Pulte Financial Companies, Inc., Pulte Mortgage LLC, Pulte Diversified Companies, Inc. or North American Builders Indemnity Corporation; (ii) any other Subsidiary acquired by Pulte (directly or indirectly) whose business primarily involves mortgage banking, insurance or other financial services; and (iii) any Subsidiary that is a successor to any of the Subsidiaries described in clauses (i) and (ii).

“Sale and Leaseback Transaction” means any sale or transfer made by Pulte or one of its Subsidiaries (except a sale or transfer made to Pulte or one or more Subsidiaries) of any property which is either (i) a manufacturing plant, warehouse or office building whose book value constitutes 1% or more of Consolidated Net Tangible Assets as of the date of determination, or (ii) any property which is a parcel of real property other than a manufacturing plant, warehouse, office building, or model home whose book value constitutes 5% or more of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of such property to Pulte or a Subsidiary.

“Secured Debt” means any debt which is secured by (i) a Lien on any property of Pulte or any of its Restricted Subsidiaries or a portion thereof or (ii) a Lien on any Equity Interests owned directly or indirectly by Pulte or any of its Restricted Subsidiaries or in the rights of Pulte or any of its Restricted Subsidiaries in respect of debt of a corporation, partnership or other entity in which Pulte or a Restricted Subsidiary has an Equity Interest; provided, that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP. The securing in the foregoing manner of any debt which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time such security is given.

“Significant Subsidiary” means any Subsidiary (i) whose revenues exceed 10% of the total revenues of Pulte, in each case for the most recent fiscal year, or (ii) whose net worth exceeds 10% of the total stockholders’ equity of Pulte, in each case as of the end of the most recent fiscal year.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Super-Majority Banks” means Banks with aggregate Pro Rata Shares of 66 2/3% or more.

“Taxes” has the meaning specified in Section 2.08(a).

“Termination Date” means March 20, 2015.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.02      Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Except as otherwise expressly provided herein, any reference to (a) an agreement or contract shall mean such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time; (b) a law shall mean such law as amended, supplemented or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines and decisions interpreting or implementing such law; (c) an Article, a Section, an Exhibit or a Schedule shall mean an Article or a Section hereof or an Exhibit or a Schedule hereto, and (d) a time of day shall mean such time in New York, New York. The term “including” means “including without limitation” and derivatives of such term have a corresponding meaning.

1.03      Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the

United States of America (“GAAP”), applied on a basis consistent (except for changes concurred in by Pulte’s independent public accountants) with the most recent audited consolidated financial statements of Pulte and its Subsidiaries delivered to the Banks; provided that, if Pulte notifies the Administrative Agent that Pulte wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies Pulte that the Required Banks wish to amend Article V for such purpose), then Pulte’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, Pulte shall provide a statement of reconciliation conforming such financial information to such generally accepted accounting principles as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Pulte and the Required Banks.

ARTICLE II.

AMOUNTS AND TERMS OF

THE LETTERS OF CREDIT

2.01      The Letters of Credit.  The Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue standby letters of credit substantially in the form of Exhibit B, or in such other form as the Issuing Bank may approve (such approval not to be unreasonably withheld or delayed so long as such form complies with the following provisions of this Section 2.01) (each an “LOC” and collectively the “LOCs”), and extend or increase the amount of LOCs, for the account of Pulte on any Business Day from time to time during the period from the Closing Date to the Termination Date; provided that (a) the Issuing Bank shall not have any obligation to issue, extend or increase the amount of any LOC if (i) the aggregate Credit Exposure (after giving effect to such issuance, extension or increase) would exceed the LOC Availability Amount (as defined in the Pricing Agreement) scheduled to be outstanding at any time during the period from the date of such issuance, extension or increase to the stated expiration date of such LOC; or (ii) such issuance, extension or increase would conflict with or cause the Issuing Bank to exceed any limit imposed by applicable law or any applicable requirement thereof; (b) each LOC shall be denominated in U.S. dollars and shall be in a face amount not less than $50,000 (or such lesser amount as the Issuing Bank may agree); (c) each LOC shall be payable only against sight drafts (and not time drafts); (d) no LOC shall have a scheduled expiration date (including all rights of Pulte or the beneficiary to require extension thereof) later than the tenth (10th) Business Day prior to the date on which the aggregate Credit Exposure (including the subject LOC) would exceed the aggregate LOC Availability Amount scheduled to be outstanding at any time during such period if such subject LOC remained outstanding on such date; and (e) each LOC shall provide that such LOC shall expire on the tenth (10th) Business Day following written notice by the Issuing Lender to the beneficiary of the occurrence of a “Credit Event” with respect to Pulte consisting of a “Failure to Pay” or a “Bankruptcy” (as each such term is defined in the 2003 ISDA Credit Derivatives Definitions published by the International Swaps and Derivatives Association, Inc.). Such written notification by the Issuing Lender to the beneficiary of a Credit Event (which may be in electronic form) shall initially be substantially in the form of Exhibit A to the form of Letter of Credit attached hereto as Exhibit B delivered to not fewer than two persons designated by the beneficiary to receive such notification at such address (which may include an email address) as specified by the beneficiary, and shall be followed by not fewer than two subsequent written reminder notices delivered by the Issuing Lender to the beneficiary (which may be in electronic form) of such initial notification prior to such expiry, absent prior written response from the beneficiary to request payment by the Issuing Bank under such LOC. An LOC may by its terms be automatically extendible annually; provided, that the Issuing Bank shall not permit any such automatic extension if it has determined that such extension would not be permitted, or the Issuing Bank would have no obligation, at such time to issue such LOC as extended under the terms hereof, in which case the Issuing Bank shall notify the beneficiary thereof of its election not to extend such LOC (which the Issuing Bank agrees to do on and subject to the terms of Section 2.02(c)). LOCs may be issued for the benefit of any Subsidiary of Pulte; provided that Pulte shall be the account party with respect to any such LOC.

2.02      Issuance and Extensions and Drawings, Participations and Reimbursement with Respect to Letters of Credit.

(a)        Request for Issuance.  Pulte may from time to time request, upon at least three Business Days’ notice (given not later than 11:00 A.M.), that the Issuing Bank issue an LOC by delivering to the Issuing Bank (i) a written request substantially in the form of Exhibit C (an “LOC Application”) specifying the date on which such LOC is to be issued (which shall be a Business Day), the expiration date thereof, the Available Amount thereof and the name and address of the beneficiary thereof; and (ii) such other documents as may be required pursuant to the Issuing Bank’s customary practices for the issuance of letters of credit.

If the requirements set forth in the proviso to the first sentence of Section 2.01 and in Article III are satisfied, the Issuing Bank shall issue the applicable LOC on the date requested in such LOC Application. Upon the issuance of an LOC, the Issuing Bank shall (A) deliver the original of such LOC to the beneficiary thereof or as Pulte shall otherwise direct and (B) promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent. The Issuing Bank may issue LOCs through any of its branches or Affiliates (whether domestic or foreign) that issue letters of credit.

(b)        Request for Extension or Increase.  Pulte may from time to time request, upon at least three Business Days’ notice (given not later than 11:00 A.M.), that the Issuing Bank extend the expiration date of an outstanding LOC or increase (or, with the consent of the beneficiary, decrease) the Available Amount of an outstanding LOC by delivering to the Issuing Bank a written request therefor. Any such request for an extension or increase shall for all purposes hereof (including for purposes of Section 2.02(a)) be treated as though Pulte had requested issuance of a replacement LOC (except that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new LOC in substitution for the outstanding LOC).

(c)        Automatic Extensions.  If any LOC shall provide for the automatic extension of the expiry date thereof unless the Issuing Bank gives notice that such expiry date shall not be extended, then the Issuing Bank shall allow such LOC to be extended unless it shall have received, at least five days prior to the date on which such notice of non-extension must be delivered under such LOC (or such shorter period acceptable to the Issuing Bank), (i) notice from the Required Banks (or the Administrative Agent on their behalf) stating that the conditions precedent to the extension of such LOC have not been satisfied or (ii) notice from Pulte directing the Issuing Bank not to permit the extension of such LOC (and the Issuing Bank shall not permit any LOC to be automatically extended if it has received a timely notice of the type described in the foregoing clause (i) or (ii)).

(d)        Limitations on Issuance, Extension and Increase of LOCs.  As between the Issuing Bank, on the one hand, and the Administrative Agent and the other Banks, on the other hand, the Issuing Bank shall be justified and fully protected in issuing a proposed LOC, extending the expiration date or increasing the Available Amount of an outstanding LOC or permitting an outstanding LOC to be automatically extended if the Issuing Bank has not received notice that it is not authorized to issue, increase the Available Amount of or extend such LOC as described in the foregoing provisions of this Section 2.02, in each case notwithstanding any subsequent notice to the Issuing Bank, any knowledge the Issuing Bank may have of a Default or of the failure of any condition specified the proviso to the first sentence of Section 2.01 or in Article III to be satisfied, or any other event, condition or circumstance whatsoever. The Issuing Bank may amend, modify or supplement LOCs or LOC Applications, or waive compliance with any condition of issuance, extension or payment, without the consent of, and without liability to, the Administrative Agent or any Bank, provided that any such amendment, modification or supplement that extends the expiration date or increases the Available Amount of or the amount available to be drawn on an outstanding LOC shall be subject to Section 2.01.

(e)        Letter of Credit Participating Interests.  Concurrently with the issuance of each LOC, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Bank, and each other Bank automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Bank’s Pro Rata Share, in all of the Issuing Bank’s rights and obligations in, to or under such LOC, the related LOC Application, all reimbursement obligations with respect to such LOC, and all collateral, guarantees and other rights from time to time directly or indirectly securing or supporting the foregoing (such interest of each Bank being referred to herein as an “LOC Participating Interest”, it being understood that the LOC Participating Interest of the Issuing Bank is the interest not otherwise attributable to the LOC Participating Interests of the other Banks). On the date that any assignee becomes a party to this Agreement in accordance with Section 8.07, LOC Participating Interests in all outstanding LOCs held by the Bank from which such assignee acquired its interest hereunder shall be proportionately reallocated between such assignee and such assignor Bank. Notwithstanding any other provision hereof, each Bank hereby agrees that its obligation to participate in each LOC, its obligation to make the payments specified in Section 2.02(f) and the right of the Issuing Bank to receive such payments in the manner specified therein are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

(f)        Payment by Banks on Account of Unreimbursed Draws.  If the Issuing Bank makes a payment under an LOC and is not reimbursed in full therefor in accordance with

Section 2.03, the Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank thereof (which notice may be by telephone promptly confirmed in writing). No later than the Administrative Agent’s close of business on the date such notice is given (if notice is given by 2:00 P.M. on a Business Day) or 10:00 A.M. on the following Business Day (if notice is given after 2:00 P.M. on a Business Day), each Bank will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the unreimbursed portion of such payment by the Issuing Bank. Amounts received by the Administrative Agent for the account of the Issuing Bank shall be forthwith transferred, in immediately available funds, to the Issuing Bank. To the extent that any Bank fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Bank shall pay such amount on demand, together with interest, for the Issuing Bank’s own account, from the date such payment is due from such Bank to the Issuing Bank to the date of payment to the Issuing Bank (before and after judgment) at a rate per annum for each day (i) from the date such payment is due from such Bank to the Issuing Bank to the third Business Day thereafter equal to the Federal Funds Rate and (ii) thereafter equal to the Base Rate.

(g)         Advances.  The term “Advance” is used in this Agreement in accordance with the meanings set forth in this Section 2.02(g). The making of any payment by the Issuing Bank under an LOC is sometimes referred to herein as the making of an Advance by the Issuing Bank in the amount of such payment. The making of any payment by a Bank for the account of the Issuing Bank under Section 2.02(f) on account of an unreimbursed drawing on an LOC is sometimes referred to as the making of an Advance by such Bank. The making of an Advance by a Bank with respect to an unreimbursed drawing on an LOC shall reduce, by a like amount, the outstanding Advance of the Issuing Bank with respect to such unreimbursed drawing.

(h)         LOC Reports.  The Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance or extension, or increase in the amount, of an LOC (including the Available Amount and expiration date thereof), amendment to an LOC, cancellation of an LOC and payment on an LOC. The Administrative Agent will furnish to each Bank prior to the fifteenth Business Day of each calendar quarter a written report summarizing issuance, extension and expiration dates of LOCs issued or extended during the preceding calendar quarter and payments and reductions in Available Amounts during such calendar quarter on all LOCs.

2.03      Reimbursement Obligations.

(a)         Pulte agrees to reimburse the Issuing Bank (by making payment to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.07) in the amount of each Advance made by the Issuing Bank, such reimbursement to be made on the date such Advance is made by the Issuing Bank (but not earlier than one Business Day after notice of the drawing giving rise to such Advance is given to Pulte). Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by Pulte is not timely made, such unpaid reimbursement obligation shall be treated as a matured loan extended to Pulte under this Agreement in respect of which interest shall accrue and be payable. Pulte agrees to pay to the Administrative Agent, for the respective accounts of the Issuing Bank and the Banks that have funded their respective shares of such amount remaining unpaid by Pulte, on demand, interest at a rate per annum equal to the Base Rate plus 2% for each day from the date on which Pulte is to reimburse the Issuing Bank to the date such obligation is paid in full. For the avoidance of doubt, the payment by Pulte of interest pursuant to this Section 2.03(a) shall not affect the calculation of fees under the Loan Documents.

(b)         The obligation of Pulte to reimburse the Issuing Bank for any Advance made by the Issuing Bank, and the obligation of each Bank under Section 2.02(f) with respect thereto, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable LOC Application and any other applicable agreement or instrument under all circumstances, including the following circumstances:

(i)        any lack of validity or enforceability of any Loan Document, any LOC Application, any LOC or any other agreement or instrument relating thereto (all of the foregoing, collectively, the “LOC Related Documents”);

(ii)       any change in the time, manner or place of payment of, or in any other term of, any obligation of Pulte or any other Person in respect of any LOC Related Document or any other amendment or waiver of or any consent to departure from any LOC Related Document;

(iii)       the existence of any claim, set-off, defense or other right that Pulte or any other Person may have at any time against any beneficiary or any transferee of an LOC (or any Person for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the LOC Related Documents or any unrelated transaction;

(iv)      any statement or any other document presented under an LOC proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)       payment by the Issuing Bank under an LOC against presentation of a draft or certificate that does not strictly comply with the terms of such LOC; provided that such payment is not the result of the gross negligence or willful misconduct of the Issuing Bank;

(vi)      any exchange, release or non-perfection of any collateral granted to secure any obligation of Pulte or any other Person in connection with any Loan Document; or

(vii)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pulte.

(c)         If any amount received by the Issuing Bank on account of any Advance shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank will (except to the extent a corresponding amount received by such Bank on account of its Advance relating to the same payment on an LOC has been avoided, rescinded or otherwise returned or paid over by such Bank), promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

2.04      Termination or Reduction of the Commitments.  Subject to the Pricing Agreement, Pulte may at any time, upon at least five Business Days’ notice to the Administrative Agent, terminate the Commitments in whole or reduce in part the unused portion of the Commitment Amounts; provided that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000 and (ii) shall be made ratably among the Banks in accordance with their Commitment Amounts.

2.05      Fees.  Pulte agrees to pay the fees set forth in the Pricing Agreement.

2.06      Increased Costs, Etc.

(a)        If, due to either (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to issue or of issuing or maintaining or participating in LOCs or the making of Advances (excluding, for purposes of this Section 2.06, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Lending Office or any political subdivision thereof), then Pulte agrees to pay, from time to time, within ten days after demand by such Bank (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to Pulte by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

(b)        If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank as a result of or based upon the existence of such Bank’s commitment to extend credit hereunder and other commitments of such type, then, within ten days after demand by such Bank or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, Pulte agrees to pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to issue or participate in LOCs hereunder or to the issuance or maintenance of or participation in any LOC.

A certificate as to such amounts submitted to Pulte by such Bank shall be conclusive and binding for all purposes, absent manifest error.

(c)        Each Bank shall promptly notify Pulte and the Administrative Agent of any event of which it has actual knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, any obligation of Pulte to pay any amount pursuant to Section 2.06(a) or 2.06(b) above or pursuant to Section 2.08 (and, if any Bank has given notice of any such event and thereafter such event ceases to exist, such Bank shall promptly so notify Pulte and the Administrative Agent). Without limiting the foregoing, each Bank will designate a different Lending Office if such designation will avoid (or reduce the cost to Pulte of) any event described in the preceding sentence and such designation will not, in such Bank’s good faith judgment, be otherwise disadvantageous to such Bank.

(d)        Notwithstanding the provisions of Section 2.06(a), 2.06(b) or 2.08 (and without limiting Section 2.06(c) above), if any Bank fails to notify Pulte of any event or circumstance that will entitle such Bank to compensation pursuant to Section 2.06(a), 2.06(b) or 2.08 within 90 days after such Bank obtains actual knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from Pulte for any amount arising prior to the date that is 90 days before the date on which such Bank notifies Pulte of such event or circumstance.

2.07      Payments and Computations.

(a)        Pulte shall make each payment hereunder irrespective of any right of counterclaim or set-off not later than 1:00 P.M. on the day when due, in U.S. dollars, to the Administrative Agent at such account as the Administrative Agent shall reasonably direct in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter distribute to each Bank its portion of such payment in accordance with the terms hereof. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        All computations of interest on Advances when the Base Rate is determined by reference to DB’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of any payment of interest or fees.

2.08      Taxes.

(a)        All payments by Pulte hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder, “Taxes”). If Pulte shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, (i) the sum payable by Pulte shall be increased as may be necessary so that after Pulte and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Pulte shall make all such deductions and (iii) Pulte shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)        In addition, Pulte shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document (any of the foregoing, “Other Taxes”).

(c)        Pulte shall indemnify each Bank and the Administrative Agent for and hold each of them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Any such indemnification payment shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d)        Within 30 days after the date of any payment of Taxes, Pulte shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of Pulte through an account or branch outside the United States or by or on behalf of Pulte by a payor that is not a United States person, if Pulte determines that no Taxes are payable in respect thereof, Pulte shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this Section 2.08(d) and Section 2.08(e), the terms “United States” and “United States person” shall have the meanings specified in Sections 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

(e)        Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Bank, and on the date of the Assignment and Acceptance pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter as requested in writing by Pulte (but only so long as such Bank remains lawfully able to do so), provide each of the Administrative Agent and Pulte with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Bank that has certified in writing to the Administrative Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Bank delivers a form W-8, a certificate representing that such Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Pulte and is not a controlled foreign corporation related to Pulte (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or, in the case of a Bank providing a form W-8, certifying that such Bank is a foreign corporation, partnership, estate or trust. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Taxes only for periods governed by such forms; provided that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under Section 2.08(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date. If any form or document referred to in this Section 2.08(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8ECI or W-8 (and the related certificate described above), that the Bank reasonably considers to be confidential, the Bank shall give notice thereof to Pulte and shall not be obligated to include in such form or document such confidential information.

(f)        For any period with respect to which a Bank which may lawfully do so has failed to provide Pulte with the appropriate form described in Section 2.08(e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 2.08(e) above), such Bank shall not be entitled to indemnification under Sections 2.08(a) or 2.08(c) with respect to Taxes imposed by the United States by reason of such failure; provided that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, Pulte shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g)        Each Bank represents and warrants to Pulte that, as of the date such Bank becomes a party to this Agreement, such Bank is entitled to receive payments hereunder from Pulte without deduction or withholding for or on account of any Taxes.

(h)        If the Administrative Agent or a Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Pulte or with respect to which Pulte has paid additional amounts pursuant to this Section 2.08, it shall pay over such refund to Pulte (but only to the extent of indemnity payments made, or additional amounts paid, by Pulte under this Section 2.08 with respect to the Taxes and Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that Pulte, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to Pulte (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such governmental authority. This Section 2.08(h) shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Pulte or any other Person.

2.09      Sharing of Payments, Etc.  If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of obligations due and payable to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations due and payable to such Bank at such time to (ii) the aggregate amount of the obligations due and payable to all Banks hereunder at such time) of payments on account of the obligations due and payable to all Banks hereunder at such time obtained by all the Banks at such time or (b) on account of obligations owing (but not due and payable) to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations owing to such Bank at such time to (ii) the aggregate amount of the obligations owing (but not due and payable) to all Banks hereunder at such time) of payments on account of the obligations owing (but not due and payable) to all Banks hereunder at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such other Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Pulte agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section 2.09 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of Pulte in the amount of such interest or participating interest, as the case may be.

2.10        Use of Letters of Credit.  The LOCs shall be used for general corporate purposes of Pulte and its Subsidiaries.

2.11      Replacement of Affected Bank or Nonconsenting Bank.  At any time any Bank other than the Issuing Bank is an Affected Bank or a Nonconsenting Bank, Pulte may, at its sole expense (including the assignment fee specified in Section 8.07(a)) and effort, replace such Affected Bank or Nonconsenting Bank as a party to this Agreement with one or more other Banks and/or Eligible Assignees, and upon notice from Pulte such Affected Bank or Nonconsenting Bank shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty, its Commitment Amount, its LOC Participating Interests, its Advances and all of its other rights and obligations hereunder to such other Banks and/or Eligible Assignees for a purchase price equal to the sum of the principal amount of the Advances so assigned, all accrued and unpaid interest thereon, such Affected Bank’s or Nonconsenting Bank’s ratable share of all accrued and unpaid fees payable pursuant to Section 2.05 and all other obligations owed to such Affected Bank or Nonconsenting Bank hereunder and under the other Loan Documents. Notwithstanding the foregoing, (i) no Affected Bank or Nonconsenting Bank shall be required to make any such assignment if, prior to its receipt of the notice from Pulte referred to in the foregoing sentence, as a result of a waiver or otherwise, the circumstances entitling Pulte to require such assignment cease to apply, and (ii) no Nonconsenting Bank shall be required to make any such assignment if at the time of any such proposed assignment, any Default under this Agreement has occurred and is continuing.

2.12      Certain Provisions Relating to the Issuing Bank and LOCs.

(a)         LOC Applications.  The representations, warranties and covenants by Pulte under, and the rights and remedies of the Issuing Bank under, any LOC Application relating to any LOC are in addition to, and not in limitation or derogation of, representations, warranties and covenants by Pulte under, and rights and remedies of the Issuing Bank and the other Banks under, this Agreement and applicable law. Pulte acknowledges and agrees that all rights of the Issuing Bank under any LOC Application shall inure to the benefit of each Bank to the extent of its LOC Participating Interest in and Advances in connection with the applicable LOC as fully as if such Bank were a party to such LOC Application. In the event of any inconsistency between the terms of this Agreement and any LOC Application, this Agreement shall prevail.

(b)        Certain Provisions.  The Issuing Bank shall have no duties or responsibilities to the Administrative Agent or any Bank except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the Banks and the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of the Administrative Agent, any Bank or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or LOC, except to the extent resulting from its gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice to the Administrative Agent or any Bank relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of Pulte, (ii) the business, operations, condition (financial or otherwise) or prospects of Pulte or any other Person, or (iii) the existence of any Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Administrative Agent or any Bank with any notices, reports or information of any nature, whether in its possession now or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. The Issuing Bank shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

(c)        Administration.  The Issuing Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including telephone conversations and transmissions through the Issuing Bank’s remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including its in-house counsel or in-house or other counsel for Pulte), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to Pulte, the Administrative Agent or any Bank, such matter may be established by a certificate of Pulte, the Administrative Agent or such Bank, as the case may be, and the Issuing Bank may conclusively rely upon such certificate. The Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Default unless the Issuing Bank has received notice from a Bank, the Administrative Agent or Pulte referring to this Agreement, describing such Default, and stating that such notice is a “notice of default”.

(d)        Indemnification of Issuing Bank by Banks.  Each Bank hereby agrees to reimburse and indemnify the Issuing Bank and each of its directors, officers, employees and agents (to the extent not reimbursed by Pulte and without limitation of the obligations of Pulte to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including the reasonable fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any LOC, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any LOC, provided that no Bank shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

(e)        Issuing Bank in its Individual Capacity.  With respect to its commitments and the obligations owing to it, the Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Bank and may exercise the same as though it were not the Issuing Bank, and the term “Banks” and like terms shall include the

Issuing Bank in its individual capacity as such. The Issuing Bank and its Affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, Pulte and any stockholder, Subsidiary or Affiliate of Pulte, as though the Issuing Bank were not the Issuing Bank hereunder.

ARTICLE III.

CONDITIONS

3.01      Conditions Precedent to Closing Date.  The occurrence of the Closing Date, and the obligation of the Issuing Bank to issue any LOC, is subject to the satisfaction of the following conditions precedent:

(a)         The Administrative Agent shall have received the following, each dated the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Bank:

    (i)      Certified copies of the resolutions of the Board of Directors of Pulte approving the transactions contemplated by the Loan Documents.

    (ii)      A certificate of Pulte, signed by a Responsible Officer and by the Secretary or any Assistant Secretary of Pulte, certifying as to (1) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (2) the absence of any Default.

    (iii)      A certificate of the Secretary or an Assistant Secretary of Pulte certifying the names and true signatures of the officers of Pulte that are authorized to sign the Loan Documents and the other documents to be delivered hereunder.

    (iv)      Favorable opinions of Honigman Miller Schwartz and Cohn LLP, counsel for Pulte, in substantially the form of Exhibit D.

(b)         There shall exist no action, suit, investigation, litigation or proceeding affecting Pulte or any of its Subsidiaries pending or threatened in writing before any court, governmental agency or arbitrator that (x) would be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the transactions contemplated thereby.

(c)         No development or change shall have occurred after March 31, 2009, and no information shall have become known after such date, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)         Pulte shall have paid all fees of the Administrative Agent and the Banks and all expenses of the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), in each case to the extent then due and payable.

3.02      Conditions Precedent to Each Issuance, Extension or Increase of an LOC.  In addition to the conditions to issuance, extension or increase set forth in Section 2.01, the obligation of the Issuing Bank to issue, extend or increase the amount of an LOC (including any issuance on the Closing Date) shall be subject to the further conditions precedent that on the date of such issuance, extension or increase (a) the following statements shall be true (and each request for issuance, extension or increase of an LOC and each automatic extension of an LOC shall constitute a representation and warranty by Pulte that both on the date of such notice and on the date of such issuance, extension or increase such statements are true):

    (i)      the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such issuance, extension or increase, as though made on and as of such date, other than any such representation or warranty that, by its terms, refers to a specific date other than the date of such issuance, extension or increase, in which case as of such specific date; and

    (ii)      no Default has occurred and is continuing or would result from such issuance, extension or increase; and

(b)        the Administrative Agent shall have received such other approvals, opinions or documents as any Bank through the Administrative Agent may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Pulte represents and warrants as follows:

4.01      Existence, Etc.  Pulte and each of its Significant Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, except, in the case of any Significant Subsidiary, where the failure to do so would not be reasonably likely to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect.

4.02      Authority and Authorization.  The execution, delivery and performance by Pulte of each Loan Document, and the consummation of the transactions contemplated thereby, are within the organizational powers of Pulte, have been duly authorized by all necessary organizational action, and do not (i) contravene the articles of incorporation or bylaws of Pulte, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii)

conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting Pulte or any of its Subsidiaries or any of their respective properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of Pulte or any of its Subsidiaries, which, in the case of any violation, conflict, breach or default under clause (ii) or (iii) would be reasonably likely to have a Material Adverse Effect. Neither Pulte nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

4.03      Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by Pulte of any Loan Document or the consummation of the transactions contemplated thereby.

4.04      Enforceability.  This Agreement has been, and each other Loan Document has been or when delivered hereunder will have been, duly executed and delivered by Pulte. This Agreement is, and each other Loan Document is or when delivered hereunder will be, the legal, valid and binding obligation of Pulte, enforceable against Pulte in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

4.05      Litigation.  There is no action, suit, investigation, litigation or proceeding affecting Pulte or any of its Subsidiaries pending or, to the knowledge of Pulte, threatened in writing before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

4.06      Financials.  The Consolidated balance sheet of Pulte and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and of cash flows of Pulte and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of Pulte and its Subsidiaries as at March 31, 2009, and the related Consolidated statements of income and cash flows of Pulte and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of Pulte, copies of which have been furnished to each Bank, fairly present, subject, in the case of said balance sheet as at March 31, 2009, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of Pulte and its Subsidiaries as at such dates, and the Consolidated results of operations of Pulte and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject in the case of the March 31, 2009 balance sheet and statements of income and cash flows, to the absence of footnotes). Since March 31, 2009, there has been no Material Adverse Change.

4.07      Accuracy of Information.  No written information, exhibit or report furnished by or on behalf of Pulte to the Administrative Agent or any Bank in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

4.08      Margin Stock.  Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of Pulte that are subject to any limitation on sale, pledge or other disposition hereunder.

4.09      Compliance with Certain Acts.  Pulte and each of its Subsidiaries is in compliance in all material respects with the Patriot Act. No part of any payment under any LOC will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

4.10      Investment Company Act.  Neither Pulte nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940. Neither the making of any Advances, nor the issuance of any LOC, nor the application of the proceeds or repayment thereof, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

4.11      Solvency.  Pulte is, individually and together with its Subsidiaries, Solvent.

4.12      Taxes.  Pulte and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

4.13      Pari Passu Ranking.  Pulte’s obligations under or in respect of each Loan Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

ARTICLE V.

COVENANTS

So long as any Advance or any other obligation of Pulte under any Loan Document shall remain unpaid, any LOC shall be outstanding or the Issuing Bank shall have any commitment to issue any LOC:

5.01      Restriction on Creation of Secured Debt.  Pulte will not at any time create, incur, assume or guarantee, and will not cause or permit any of its Restricted Subsidiaries to create, incur, assume or guarantee, any Secured Debt (including the creation of Secured Debt by the securing of existing debt) without first making effective provision (and Pulte covenants that in such case it and its Restricted Subsidiaries will first make or cause to be made effective provision) whereby the indebtedness and obligations of Pulte to the Banks and the Issuing Bank under this Agreement shall be secured equally and ratably with (or prior to) any and all other debt thereby secured, for so long as any such other obligations and debt shall be so secured; provided, however, that the foregoing covenants shall not be applicable to Secured Debt secured solely by one or more of the following Liens:

(a)         Any Liens on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon;

(b)         Any Lien on property existing at the time of the acquisition thereof by Pulte or a Subsidiary, which Lien secures obligations assumed by Pulte or a Subsidiary;

(c)         Any Lien existing on the property of a corporation or firm at the time such corporation or firm is merged into or consolidated with Pulte or a Subsidiary;

(d)         Any conditional sales agreement or other title retention agreement with respect to any property acquired by Pulte or a Subsidiary;

(e)         Any Lien to secure debt of a Subsidiary to Pulte or to another Subsidiary wholly-owned, directly or indirectly, by Pulte; or

(f)         Any amendment, restatement, supplement, renewal, replacement, extension or refunding (or successive amendments, restatements, supplements, renewals, replacements, extensions, or refundings) in whole or in part of any Secured Debt secured by any Lien referred to in the foregoing subparagraphs (b) through (e), inclusive; provided, however, that the principal amount of the Secured Debt secured thereby shall not exceed the principal amount outstanding immediately prior to such amendment, restatement, supplement, renewal, replacement or refunding and that the Lien securing such Secured Debt shall be limited to the property which, immediately prior to such amendment, restatement, supplement, renewal, replacement or refunding secured such Secured Debt and conditions to such property.

Notwithstanding subparagraphs (b) and (c) above, the creation, incurrence, assumption or guarantee of any Secured Debt described therein shall not be permitted (i) if such Secured Debt was created, incurred, assumed or guaranteed in contemplation of the event or transaction referred to in such subparagraphs or (ii) if the Lien securing such Secured Debt attaches to or affects property owned by Pulte or a Restricted Subsidiary prior to the event or transaction referred to in said subparagraphs.

Notwithstanding anything to the contrary in this Section 5.01, Pulte and any one or more of its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt created, incurred, assumed or guaranteed by Pulte or any Restricted Subsidiary outstanding as of the date of determination (calculated without duplication and excluding Secured Debt permitted to be created, incurred, assumed or guaranteed pursuant to subparagraph (a) through (f), inclusive, above and any Secured Debt in relation to which the securities issued pursuant to the Indenture have been equally and ratably secured) and (ii) all Attributable Debt in respect of Sale and

Leaseback Transactions as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (excluding Attributable Debt in respect of a Sale and Lease Transaction as to which the net proceeds of the property sold or transferred are applied as provided in clause (iii) of Section 5.02).

5.02      Restriction on Sale and Leaseback Transactions.  Pulte will not, and will not permit any Subsidiary to, enter into any Sale or Leaseback Transaction, unless each of the following conditions is satisfied: (i) Pulte shall promptly give notice of such sale or transfer to the Administrative Agent; (ii) the net proceeds of such sale or transfer are at least equal to the fair value (as determined in good faith by a Board resolution, a copy of which has been delivered by Pulte to the Administrative Agent) of the property which is the subject of such sale or transfer; and (iii) Pulte or such Subsidiary shall apply, within 365 days after the effective date of such sale or transfer, or shall have committed within one year after such effective date to apply, an amount at least equal to the net proceeds of the sale or transfer of the property which is the subject of such sale or transfer to (A) the retirement or optional redemption of the securities issued pursuant to the Indenture, (B) the repayment of other Senior Debt (as defined in the Indenture) owing by Pulte or any Guarantor (as defined in the Indenture), or (C) the purchase of property by Pulte or such Subsidiary substantially similar to the property that was the subject of such sale or transfer or (D) in part to such redemption, in part to such repayment and in part to such purchase of property; provided, however, that if Pulte commits to apply an amount at least equal to the net proceeds of a sale or transfer to the retirement or redemption of the securities issued pursuant to the Indenture, the repayment of other debt or the purchase of property, such commitment shall be made in a written instrument delivered by Pulte to the Administrative Agent and shall require Pulte to so apply said amount within 18 months after the effective date of such sale or transfer, and it shall constitute a breach of the provisions of this Section 5.02 if Pulte shall fail so to apply said amount in satisfaction of such commitment; and, provided, further, that in lieu of applying an amount equal to all or part of such net proceeds to such retirement, redemption, repayment or purchase of property, Pulte may, within one year after such sale or transfer, deliver securities (other than securities made the basis of a reduction in any mandatory sinking fund payment under the terms of the securities of any series issued pursuant to that Indenture) for cancellation and thereby reduce the amount to be applied to the redemption of securities pursuant to clause (A) above by an amount equal to the aggregate principal amount of securities so delivered.

Notwithstanding anything to the contrary in this Section 5.02, Pulte and any one or more of its Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Debt outstanding as of the date of the determination (excluding Secured Debt permitted to be created, incurred, assumed or guaranteed pursuant to subparagraph (a) through (f), inclusive, of Section 5.01, and any Secured Debt in relation to which the securities issued pursuant to the Indenture have been equally and ratably secured) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of a Sale and Leaseback Transaction as to which the net proceeds of the property sold or transferred are applied as provided in clause (iii) of the first paragraph of this Section 5.02) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

5.03    Pari Passu Ranking.  Pulte will ensure that at all times the claims of the Banks, the Issuing Bank and the Administrative Agent against it under the Loan Documents will rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

5.04    Corporate Existence.  Pulte will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory) and franchises of Pulte and each Subsidiary; provided, however, that Pulte shall not be required to preserve any such right or franchise if Pulte shall determine that the preservation thereof is no longer desirable in the conduct of the business of Pulte and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Issuing Bank, the Banks or the Administrative Agent hereunder.

5.05    Consolidation, Merger and Sale of Assets.  None of Pulte and any Restricted Subsidiaries shall consolidate or merge into, or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its assets to, any Person unless:

(1)      the Person is a corporation, limited liability company, limited partnership or similar entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia;

(2)      if the transaction is with Pulte, the Person assumes all the obligations of Pulte under this Agreement;

(3)      immediately after the transaction no Event of Default shall exist, provided, that this clause 5.05(3) shall not restrict or be applicable to a consolidation or merger into, or liquidation, sale, assignment, conveyance, transfer or lease or other disposition of all or substantially all of the assets of Pulte or any Restricted Subsidiary with or into another Subsidiary that is, or concurrent with the completion of the transaction becomes, wholly-owned, directly or indirectly, by Pulte; and

(4)      an Officers’ Certificate and Opinion of Counsel have been delivered to the Administrative Agent to the effect that the conditions set forth in the preceding clauses (1) through (3) above have been met.

If, upon any such consolidation of Pulte with or merger of Pulte into any other corporation, or upon any sale, assignment, conveyance, lease, transfer or other disposition of the property of Pulte substantially as an entirety to any other Person in accordance with Section 5.05, any property or assets of Pulte would thereupon become subject to any Lien, then unless such Lien could be created pursuant to Section 5.01 without equally and ratably securing the indebtedness under this Agreement, Pulte, prior to or simultaneously with such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition, will, as to such property or assets, secure the indebtedness under this Agreement equally and ratably with (or prior to) the obligation or liability which upon such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition is to become secured as to such property or assets by such Lien.

ARTICLE VI.

EVENTS OF DEFAULT

6.01      Events of Default and Their Effect.  If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)        Pulte shall fail to pay any reimbursement obligation in respect of any Advance made by the Issuing Bank pursuant to an LOC when and as the same shall become due and payable; or Pulte shall fail to pay any other amount payable by Pulte under any Loan Document within five Business Days after the same becomes due and payable;

(b)        Any representation or warranty made by Pulte (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made;

(c)        Pulte shall fail to perform or observe any term, covenant or agreement contained herein or contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 60 days after written notice thereof shall have been given to Pulte by the Administrative Agent or any Bank;

(d)        Pulte or any of its Subsidiaries shall fail to pay any Material Financial Obligation of Pulte or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Financial Obligation or otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

(e)        the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Pulte or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or Sate bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging Pulte or any Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Pulte or any Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Pulte or any Significant Subsidiary or of any substantial part of the property, or ordering the winding up or liquidation of the affairs of Pulte or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(f)         the commencement by Pulte or any Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by Pulte or any Significant Subsidiary to the entry of a decree or order for relief in respect of Pulte or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Pulte or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by Pulte or any Significant Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Pulte or any Significant Subsidiary or of any substantial part of the property of, or the making by Pulte or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by Pulte or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Pulte or any Significant Subsidiary in furtherance of any such action.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to Pulte, declare the obligation of the Issuing Bank to issue, extend or increase the amount of any LOC to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Banks, by notice to Pulte, declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Pulte, and/or (iii) may require the beneficiary of any LOC to draw the entire amount available to be drawn under such LOC in accordance with (and to the extent permitted by) such LOC; provided that in the event of an actual or deemed entry of an order for relief with respect to Pulte under the Bankruptcy Law, (x) the obligation of the Issuing Bank to issue, extend or increase the amount of any LOC shall automatically terminate, (y) all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Pulte and (z) the obligation of Pulte to provide cash collateral under Section 6.02 shall automatically become effective.

6.02      Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, whether before or after taking any of the actions described in Section 6.01, demand that Pulte, and forthwith upon such demand Pulte will, remit to the Administrative Agent on behalf of the Banks in immediately available funds an amount not less than the aggregate Available Amount of all LOCs then outstanding as cash collateral. If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all LOCs, Pulte will, forthwith upon demand by the Administrative Agent, remit to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any

LOC, such funds shall be applied to reimburse the Issuing Bank, to the extent permitted by applicable law.

ARTICLE VII.

THE ADMINISTRATIVE AGENT

7.01      Authorization and Action.  Each Bank (in its capacity as a Bank) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the instructions of the Required Banks (or all Banks where unanimity is required), and such instructions shall be binding upon all Banks; provided that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give each Bank prompt notice of each notice given to it by Pulte pursuant to the terms of this Agreement.

7.02      Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for Pulte), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statement, warranty or representation (whether written or oral) made in or in connection with the Loan Documents (except for statements, warranties and representations made to Pulte in the Pricing Agreement); (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of Pulte or to inspect the property (including the books and records) of Pulte; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

7.03      The Administrative Agent and Affiliates.  With respect to its Commitment, its LOC Participating Interests (as contemplated under Section 2.02) and its Advances, the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative

Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Pulte, any of its Subsidiaries and any Person that may do business with or own securities of Pulte or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Banks.

7.04      Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

(a)        Indemnification.  Each Bank severally agrees to indemnify the Administrative Agent and its officers, directors, employees, agents, advisors and Affiliates (to the extent not promptly reimbursed by Pulte) from and against such Bank’s Pro Rata Share of all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any such other Person in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any costs and expenses (including fees and expenses of counsel) payable by Pulte under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by Pulte. The failure of any Bank to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any amount required to be paid by the Banks to the Administrative Agent as provided herein shall not relieve any other Bank of its obligation hereunder to reimburse the Administrative Agent for its Pro Rata Share of such amount, but no Bank shall be responsible for the failure of any other Bank to reimburse the Administrative Agent for such other Bank’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Bank hereunder, the agreement and obligations of each Bank contained in this Section 7.04(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

7.05      Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Banks and Pulte. Upon any such resignation, the Required Banks shall have the right to appoint, with the prior written approval of Pulte (which approval shall not be unreasonably withheld or delayed) so long as there then exists no Event of Default, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 7.05 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Banks shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE VIII.

MISCELLANEOUS

8.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Pulte therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks (and, in the case of an amendment, Pulte), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a)        unless in writing and signed by all of the Banks, do any of the following at any time: (i) waive any of the conditions specified in Section 2.01, 3.01 or 3.02, (ii) change the number of Banks or the percentage of (x) the Commitment Amounts, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding LOCs that, in each case, shall be required for the Banks or any of them to take any action hereunder, (iii) release Pulte or otherwise limit Pulte’s liability with respect to the obligations owing to the Administrative Agent and the Banks, (iv) amend this Section 8.01 or any of the definitions herein that would have such effect, (v) extend the Termination Date, (vi) limit the liability of Pulte under any of the Loan Documents or (vii) change or waive any provision of Section 2.07(a) or any other provision of this Agreement requiring the ratable treatment of the Banks;

(b)        unless in writing and signed by each affected Bank, do any of the following at any time: (i) subject such Bank to any additional obligation, (ii) reduce the principal of, or interest on, any reimbursement obligation or any fee or other amount payable to such Bank hereunder, or increase such Bank’s Commitment Amount, or (iii) postpone any date fixed for any payment of principal of, or interest on, any reimbursement obligation, fee or other amount payable to such Bank hereunder;

provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Bank under this Agreement or any other Loan Document.

8.02      Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail) and mailed or sent to the applicable party at its address set forth below its signature hereto (or, in the case of any Bank that is not a party hereto on the Closing Date, at its address specified in the Assignment and Acceptance pursuant to which it becomes a Bank) or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective (a) if mailed, three Business Days after the date deposited in the mail, (b) if sent by messenger or courier, when delivered, or (c) if sent by facsimile or e-mail, when the sender receives electronic confirmation of receipt, except that (i) notices and communications to the Administrative Agent pursuant to Article II, shall not be effective until received by the Administrative Agent; and (ii) any notice or other communication received at a time when the recipient is not open for its regular business shall be deemed received one hour after such recipient is again open for its regular business.

8.03      No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.04    Costs and Expenses.

(a)       Pulte agrees to pay on demand (i) all reasonable and documented costs and expenses of the Administrative Agent and the Issuing Bank (including the reasonable and documented fees and expenses of counsel for the Administrative Agent and the Issuing Bank) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents; and (ii) all reasonable and documented costs and expenses of the Administrative Agent and each Bank in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable and documented fees and expenses of counsel for the Administrative Agent and each Bank with respect thereto).

(b)       Pulte agrees to indemnify and hold harmless the Administrative Agent and each Bank and each of their respective Affiliates and the officers, directors, employees, agents and advisors of any of the foregoing (each an “Indemnified Party”) from and against all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this

Agreement, the actual or proposed use of the proceeds of the Advances, the other Loan Documents or any transaction contemplated hereby or thereby, except to the extent such claim, damage, loss, liability or expense shall have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Affiliates. In the case of any investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Pulte, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Pulte also agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, any transaction contemplated hereby or thereby or the actual or proposed use of the Advances or any LOC.

(c)        Without prejudice to the survival of any other agreement of Pulte hereunder or under any other Loan Document, the agreements and obligations of Pulte contained in Section 2.06 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any other Loan Document.

8.05      Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare amounts owing hereunder to be due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Bank or such Affiliate to or for the credit or the account of Pulte against any obligations of Pulte now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Administrative Agent and each Bank agree promptly to notify Pulte after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Bank and their respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Bank and their respective Affiliates may have.

8.06      Binding Effect. This Agreement shall become effective when it shall have been executed by Pulte, each Bank and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of Pulte, each Bank and the Administrative Agent and their respective successors and assigns, except that Pulte shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

8.07      Assignments and Participations.

(a)        Each Bank may, and so long as no Default shall have occurred and be continuing, if demanded by Pulte (following a demand by such Bank pursuant to Section 2.11) upon at least five Business Days’ notice to such Bank and the Administrative Agent, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LOC Participating Interests and the Advances owing to it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Bank hereunder, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was (x) a Bank or an Affiliate of a Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 unless it is an assignment of the entire amount of such assignor’s Commitment, or (y) not a Bank or an Affiliate of any Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 unless it is an assignment of the entire amount of such assignor’s Commitment, (iii) each such assignment shall be to an Eligible Assignee and such assignment is consented to and approved by the Administrative Agent, the Issuing Bank and, so long as these then exists no Event of Default, Pulte (such approvals not to be unreasonably withheld or delayed), (iv) each assignment made as a result of a demand by Pulte pursuant to Section 2.11 shall be arranged by Pulte after consultation with the Administrative Agent, and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement, (v) no Bank shall be obligated to make any such assignment as a result of a demand by Pulte pursuant to Section 2.11 unless and until such Bank shall have received one or more payments from either Pulte or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances made by such Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement, (vi) as a result of such assignment, Pulte shall not be subject to additional amounts under Section 2.06 or 2.08 and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(b)        Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank, hereunder and (ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06, 2.08 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment and any other rights that are expressly provided hereunder to survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c)        By executing and delivering an Assignment and Acceptance, each Bank assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Pulte or the performance or observance by Pulte of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

(d)        The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of Pulte, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment Amount of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Pulte, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Pulte or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of a completed Assignment and Acceptance executed by an assigning Bank and an assignee, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Pulte and to the parties to such Assignment and Acceptance.

(f)        Each Bank may sell participations to one or more Persons (other than Pulte or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LOC Participating Interests and the Advances owing to it; provided that (i) such Bank’s obligations under this Agreement (including its Commitment and its LOC Participating Interests) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Pulte, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by Pulte therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Bank shall, as agent of Pulte solely for the purposes of this Section 8.07, record in book entries maintained by such Bank, the name and amount of the participating interest of each Person entitled to receive payments in respect of any participating interests sold pursuant to this Section 8.07.

(g)        Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to Pulte or any of its Subsidiaries furnished to such Bank by or on behalf of Pulte or any such Subsidiary; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Bank.

(h)        Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

8.08      Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (or any related agreement, including any amendment hereto or waiver hereunder) by facsimile or e-mail (in a pdf or similar file) shall be effective as delivery of an original executed counterpart of this Agreement (or such related agreement).

8.09      No Liability of the Issuing Bank. Pulte assumes all risks of the acts or omissions of any beneficiary or transferee of any LOC with respect to its use of such LOC. Neither the Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any LOC or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of an LOC, including failure of any documents to bear any reference or adequate reference to the LOC; or (d) any other circumstances whatsoever in making or failing to make payment under any LOC, except that Pulte shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to Pulte, to the extent of any direct, but not consequential, damages suffered by Pulte that were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any LOC comply with the terms of the LOC or (ii) the Issuing Bank’s willful failure to make lawful payment under an LOC after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the LOC. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

8.10      Confidentiality. Neither the Administrative Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of Pulte, other than (a) to the Administrative Agent’s or such Bank’s Affiliates and their officers, directors, employees, agents and advisors, to actual or prospective Eligible Assignees and participants, and to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, and in each case then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Bank or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of a Bank’s business or that of any of its Affiliates and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to Pulte and its Subsidiaries received by it from such Bank.

8.11      Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(a)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.

(b)        Pulte hereby agrees that service of process in any such action or proceeding may be made on Pulte by the mailing of copies thereof by express or overnight mail or courier, postage prepaid, to Pulte at its address set forth opposite its signature below.

8.12      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

8.13      WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

8.14      Disclosure of Information. Pulte agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications. Pulte shall have the right to review and approve any such disclosure made by the Administrative Agent before such disclosure is made (such approval not to be unreasonably withheld).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PULTE HOMES, INC.

/s/ Bruce E. Robinson
By:	Bruce E. Robinson Vice President and Treasurer

Signature Page to Facility Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, as Issuing Bank and as the sole initial Bank

By:	/s/ Evan Morris
Name: Evan Morris
Title: Managing Director

By:	/s/ Suzanne Greenberg
Name: Suzanne Greenberg
Title: Director

Signature Page to Facility Agreement

SCHEDULE I

COMMITMENT AMOUNTS

Deutsche Bank AG New York Branch	$200,000,000

Total	$200,000,000

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE dated as of                 , 20     between                              (the “Assignor”) and                          (the “Assignee”), and accepted by Deutsche Bank AG, New York Branch, as administrative agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Acceptance (the “Agreement”) relates to the Facility Agreement dated as of June 23, 2009 among Pulte Homes, Inc. (“Pulte”), the Assignor and the other Banks party thereto, and the Administrative Agent, providing for an unsecured letter of credit facility for the benefit of Pulte (as amended or otherwise modified from time to time, the “Facility Agreement”);

WHEREAS, as provided under the Facility Agreement, the Assignor has a commitment to participate in LOCs and make Advances to Pulte in an aggregate principal amount at any time outstanding not to exceed $                    ;

WHEREAS, LOCs with a total amount available for drawing thereunder of $                     are outstanding at the date hereof;

WHEREAS, Advances made to Pulte by the Assignor under the Facility Agreement in the aggregate principal amount of $                     are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Facility Agreement and the other Loan Documents in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of its outstanding LOC Participating Interests, and Advances, if any, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.        Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Facility Agreement.

2.        Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Facility Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Facility Agreement to the extent of the Assigned Amount, including the outstanding LOC Participating Interests and the amount of the Advances, if any, outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Facility Agreement with an Commitment Amount (in addition to any Commitment Amount theretofore held by it) equal to the Assigned Amount, and (ii) the Commitment Amount of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Facility Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

3.        Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof the amount heretofore agreed between them.1 The parties hereto agree that fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and fees accruing from the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Facility Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

4.        Consent of the Administrative Agent and Pulte.  Pursuant to the Facility Agreement, this Agreement is conditioned upon the consent of the Administrative Agent, the Issuing Bank and, so long as there then exists no Event of Default, Pulte. The execution of this Agreement by the Administrative Agent is evidence of this consent.

5.        Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of Pulte or any of its Subsidiaries, or the validity and enforceability of the obligations of Pulte or any of its Subsidiaries in respect of any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Pulte and its Subsidiaries.

6.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.        Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

1      Amount should combine the principal amount of any Advances made by the Assignor together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

3

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent and Issuing Bank

By:

Title: ]

PULTE HOMES, INC.

By:

Title: ]

4

EXHIBIT B

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT

For internal identification purposes only.
[Beneficiary Information],	Effective Date: [DATE OF ISSUANCE]
[ADDRESS]
Letter of Credit No.: DBS-

At the request of Pulte Homes, Inc. on behalf, and for the benefit of [Beneficiary], for the account of [Pulte Homes, Inc.], we, Deutsche Bank AG New York Branch, hereby issue this irrevocable Letter of Credit No. DBS-             in your favor as beneficiary available for an aggregate amount up to the maximum amount of US$             (                     United States Dollars), effective as of the date first set forth above and expiring at our office located at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit, MS NYC60-0629 or such other office in the United States as we shall notify you in writing, on the Expiration Date (as defined below).

Funds under this Letter of Credit are available to you on or prior to the Expiration Date as then in effect against your sight draft(s) drawn on us, signed by your duly authorized officer, bearing the clause “Drawn under Letter of Credit No. DBS-        .” Partial and multiple drawings are permitted. All drafts must be presented to us at our address at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit or such other office in the United States as we shall notify you in writing, in one lot along with this original Letter of Credit and amendments hereto, if any.

This Letter of Credit sets forth in full the terms of our undertaking to you and, except as expressly set forth herein, is not subject to any condition or qualifications. Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument. Our obligations under this Letter of Credit are in no way contingent upon reimbursement of this Letter of Credit.

This Letter of Credit may expire or be extended from time to time as provided in the immediately succeeding paragraph.

[In the event that we notify you in writing no later than the thirtieth (30th) day prior to the Expiration Date then in effect that we elect not to extend this Letter of Credit, then] this Letter of Credit shall expire on the Expiration Date [then in effect. In the event that we fail to notify you in writing prior to such thirtieth (30th) day preceding to the Expiration Date then in effect that we have elected not to extend the Letter of Credit, or such notice fails to meet the requirements of this paragraph, this Letter of Credit shall be automatically extended for a period of one year from the Expiration Date then in effect.]2 Notwithstanding the foregoing, this Letter of Credit shall expire prior to the Expiration Date then in effect on the tenth (10th) Business Day following the date on which Deutsche Bank AG, New York Branch furnishes to you a written “Notice of Credit Event” (which may be in electronic form) substantially in form of Exhibit A hereto to you at the address provided above as Beneficiary or to such persons and at such address as designated by you to the Issuing Bank.]

_________________

2 Insert bracketed language in this paragraph if the LOC is to be “yearly renewable”. Otherwise, delete bracketed language.

5

“Expiration Date” means the earlier of (i) [insert DATE not later than the tenth (10th) Business Day prior to the date on which the aggregate Credit Exposure (including this LOC) would exceed the aggregate LOC Availability Amount scheduled to be outstanding at any time during such period if this LOC remained outstanding on such date]3 [insert DATE that is 1 year from Effective Date, or, if this Letter of Credit is extended from time to time as provided in the immediately preceding paragraph, the latest date to which this Letter of Credit is extended]4 or (ii) the tenth (10th) Business Day following the date on which Deutsche Bank AG, New York Branch furnishes to you a written “Notice of Credit Event” (which may be in electronic form) substantially in form of Exhibit A hereto, if applicable, to you at the address provided above as Beneficiary or to such persons and at such address as designated by you to the Issuing Bank.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (“UCP 600”). If this Letter of Credit expires during an interruption of business as described in Article 36 of UCP 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn upon within three (3) business days after our resumption of business.

Except in the case of sight drafts presented under this Letter of Credit, all notices provided for in this Letter of Credit shall be in writing and delivered by overnight courier service or certified mail, return receipt requested. All notices given hereunder shall be deemed to have been given on the date of receipt.

Yours faithfully,

Deutsche Bank AG New York Branch

Authorized Signature	Authorized Signature

_________________

3 Insert bracketed language in this paragraph if the LOC is not to be “yearly renewable”. Otherwise, delete bracketed language.

4 Insert this clause to the extent such LOC is to be issued on a yearly-renewable basis.

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Exhibit A

FORM OF NOTICE OF CREDIT EVENT

[DATE]

[Beneficiary Name]

[Address]

Attention: [    ]

Ladies, Gentlemen:

Reference is hereby made to that certain Letter of Credit No. [    ] (the “Applicable LOC”), with an Effective Date as of     , 20    , issued by Deutsche Bank AG, New York Branch for the account of Pulte Homes, Inc..

The undersigned, on behalf of Deutsche Bank AG, New York Branch, hereby certifies to you that the following statements are true and accurate:

1. The undersigned is an Authorized Representative of Deutsche Bank AG, New York Branch and has full power and authority to execute and deliver this Notice of Credit Event.

2. A Credit Event which constitutes a “Failure to Pay” or a “Bankruptcy” event (as each such term is defined in the 2003 ISDA Credit Derivatives definitions or any applicable successor definitions) has occurred and is presently continuing with respect to the senior unsecured obligations of Pulte Homes, Inc..

You are hereby notified that, pursuant to its terms, the Applicable LOC will expire as of [INSERT DATE 10 BUSINESS DAYS FOLLOWING NOTICE DATE], being the tenth (10th) Business Day following the date of this Notice of Credit Event.

IN WITNESS WHEREOF, Deutsche Bank AG, New York Branch has executed and delivered this Notice of Credit Event as of the        day of                             , 20    .

Deutsche Bank AG, New York Branch

By:

Name:

Its:

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EXHIBIT C

FORM OF LOC APPLICATION

To:	Deutsche Bank AG, New York Branch

Loan Operations, Letter of Credit

60 Wall Street, 9th Floor

New York, NY 10005

Attention:  Everadus (Joe) Rozing

Telephone:  (212) 250-1014

Facsimile:  (212) 797-0403:

Electronic Mail:  everardus.rozing@db.com

CC:	Deutsche Bank Securities, Inc.

    60 Wall Street

    New York, NY 10005

    Attention:  [—]

    Facsimile:  [—]

    Electronic Mail:  [—]

Please check one:

☐ Use bank format

☐ Requested format attached

Ladies and Gentlemen:

This notice shall constitute a “Request for Issuance” of a Letter of Credit pursuant to Section 2.02(a) of the U.S.$200,000,000 Facility Agreement dated as of [—], 2009 (as amended, modified or supplemented from time to time, the “Facility Agreement”) among Pulte Homes, Inc., as Borrower thereunder, the Banks from time to time named therein, and Deutsche Bank AG, New York Branch, as Issuing Bank and Administrative Agent thereunder. Capitalized terms defined in the Facility Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby requests that the Issuing Bank issue a Letter of Credit in the form of Exhibit B to the Facility Agreement for the account of the Borrower on [—]5 in the aggregate Available Amount of [—]6. The beneficiary of the requested Letter of Credit will be [INSERT NAME AND ADDRESS OF BENEFICIARY]. Such Letter of Credit will be in support of [—]7 and will have a stated expiration date of [—]8 and will have a stated effective date of [—]9.

☐  This Letter of Credit shall be subject to automatic renewal, unless the beneficiary is notified 30 days prior to the expiration date that the Issuer elects not to renew this Letter of Credit.10

_________________

5 Insert proposed date of issuance, which must be a Business Day and must be no earlier than the third (3rd) Business Day following receipt by the Issuing Bank of the Request for Issuance.

6 Insert Available Amount in USD of the Letter of Credit.

7 Insert brief description of obligation to be supported by the Letter of Credit.

8 Insert date which cannot be later than the 10th Business Day prior to the date on which the aggregate Credit Exposure (including the requested Letter of Credit) would exceed the aggregate LOC Availability Amount scheduled to be outstanding at any time during such period if such subject Letter of Credit remained outstanding on such date.

9 Insert issuance date or, if different, the effective date.

10 If this box is not checked, the Letter of Credit should expire on the stated expiration date, unless amended for an extended period.

8

Pulte LIMITED

Name:
Title:

9

EXHIBIT D

FORM OF OPINION

(see attached)

10

June 23, 2009

Deutsche Bank, AG, New York Branch

  as Issuing Bank and Administrative Agent

270 Park Avenue, New York 10017

The Banks party to the Facility

  Agreement defined below

Ladies and Gentlemen:

We have acted as counsel to Pulte Homes, Inc., a Michigan corporation (the “Company”), in connection with the Facility Agreement (the “Facility Agreement”) dated as of June 23, 2009, among the Company, the Banks and Deutsche Bank AG, New York Branch, as the Issuing Bank and as Administrative Agent. This opinion letter is furnished to you at the request of the Company pursuant to Section 3.01(a)(iv) of the Facility Agreement. Except as otherwise indicated, capitalized terms used in the opinion letter are defined as set forth in the Facility Agreement.

In so acting, we have examined the Facility Agreement and the Pricing Agreement (together, the “Facility Documents”), and we have considered such matters of law and fact and relied upon such certificates and other information furnished to us as we have deemed appropriate as a basis for our opinions set forth below. We have also relied, as to matters involving facts, upon representations made by the Company in the Facility Documents, certificates of officers of the Company and certificates of government officials.

The Law (as defined in paragraph (h) below) covered by the opinions expressed in this opinion letter is limited to the Federal Law of the United States and the Law of the State of Michigan. With your permission, we have assumed that insofar as the laws of any jurisdiction, other than the laws described above, may be applicable to the matters addressed in this opinion, such laws are identical to the laws of the State of Michigan. No opinion is rendered as to whether a court will give effect to the parties’ choice of New York law (or the law of any other specific jurisdiction) as the governing law of the Facility Documents.

Based upon the foregoing, we are of the opinion that:

1.         The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Michigan.

2.         The Company has all requisite corporate power to execute and deliver, and to perform its obligations under, each Facility Document.

June 23, 2009

3.         The execution, delivery and performance by the Company of each Facility Document have been duly authorized by all necessary corporate action on the part of the Company.

4.         Each Facility Document has been duly executed and delivered by the Company.

5.         Each Facility Document constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.         No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of Michigan is required on the part of the Company for the execution, delivery or performance by the Company of the Facility Documents.

7.         The execution, delivery and performance by the Company of the Facility Documents do not (a) violate any provision of the Restated Articles of Incorporation or By-Laws of the Company, (b) violate any Law which, to our Actual Knowledge (as defined below), is applicable to the Company, (c) to our Actual Knowledge, based solely on a certificate of officers of the Company, violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitration award applicable to the Company, or (d) breach or constitute a default under any agreement listed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or any subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K, of the Company.

8.         We hereby confirm to you that, to our Actual Knowledge, based solely on a certificate of officers of the Company, there are no actions or proceedings against the Company, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of any Facility Document, or (ii) except as set forth in the Facility Documents or in the Company’s Form 10-K for the fiscal year ended December 31, 2008, or any subsequently filed Quarterly Report on Form 10-Q or Current Report on Form 8-K, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

9.         Based solely on a certificate of officers of the Company, and without any independent investigation or verification, the Company is not an “investment company” (as such term is defined in the Investment Company Act of 1940, as amended).

The foregoing opinions are subject to the following (in addition to the qualifications and other limitations set forth above):

(a)         The enforceability of the Facility Documents, and the rights and remedies set forth in the Facility Documents and the compliance with law of the execution, delivery and

June 23, 2009

performance of the Facility Documents are subject to established and evolving principles of equity, commercial reasonableness and conscionability, and to the limitations imposed by applicable law on (i) the enforceability of purported waivers of rights and defenses, (ii) the granting of rights, remedies, covenants or security in excess of those available under applicable law, and (iii) the exercise and availability of remedies and defenses generally, including the availability or non availability of the remedy of specific performance.

(b)         We express no opinion with respect to the legality, validity, binding nature, enforceability or compliance with laws or regulations of any terms in the Facility Documents with respect to the rate of interest, late charges, increases in interest rates upon delinquency in payment or the occurrence of an Event of Default under the Facility Documents or when the Company is in default, prepayment premiums or matters governed by usury laws in general or with respect to the effect of any laws relating to usury or permissible rates of interest in the event, and to the extent, that the interest rates specified under the Facility Documents calculated pursuant to Michigan usury laws (and which include in such calculations all amounts that are deemed to be interest under Michigan law, regardless of how they are denominated in the Facility Documents) exceed (i) a simple annual interest rate of 25% (the Michigan criminal usury limit) on the amounts actually advanced and from time to time outstanding, or (ii) a simple annual interest rate of 10% on delinquent installments of interest. In addition, we express no opinion with respect to the legality, validity, binding nature or enforceability or compliance with laws or regulations of any terms in the Facility Documents with respect to compounding of interest or interest on interest except to the extent that payment of interest on due but unpaid installments of interest would be permitted by MCLA § 438.101.

(c)         No opinion is given with respect to any late charges, penalties, forfeitures, liquidated or other pre-measured damages or limitations thereon or any prepayment premiums.

(d)         We express no opinion as to the compliance with law or the enforceability of cumulative remedies of the Administrative Agent or the Banks to the extent they would compensate the Administrative Agent or the Banks in excess of the obligations of the Company.

(e)         We express no opinion as to the enforceability of the indemnification provisions of the Facility Documents, or any provisions exculpating the Administrative Agent or any Bank or any of their respective representatives from any liability, in each case insofar as such provisions might require indemnification or exculpation with respect to any violations of securities laws or relating to any litigation by any party determined adversely to any party other than the Company. We express no opinion as to the enforceability of any provision exculpating the Administrative Agent or any Bank or any of their respective representatives as to any loss, cost or expense arising out of any violation by any party other than the Company of any of that party’s duties, the Facility Documents, general principles of equity or public policy.

(f)         We express no opinion as to whether courts of any jurisdiction would enforce a waiver of objection to jurisdiction or venue or an objection based on forum non conveniens or any other provisions relating to the operations of courts, court rules, service of process, witnesses at a trial, discovery, rules of evidence or the conduct of litigation in such court.

June 23, 2009

(g)         Notwithstanding anything contained in the Facility Documents, the Administrative Agent and the Banks may be limited to recovering only reasonable expenses with respect to enforcement or collection of the obligations under the Facility Documents.

(h)         For purposes of this opinion letter, “Law” means the statutes, and the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the applicable jurisdiction, but excluding the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing.

(i)         We have only considered the applicability of Laws that a lawyer in the State of Michigan exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the transactions described in the Facility Documents, or both. We disclaim any opinion with respect to specialized laws that are not customarily covered in opinion letters of this kind, such as tax, securities (except with respect to the opinion given in paragraph 9 above), insolvency, antitrust, pension, employee benefit, environmental, intellectual property, bank regulatory, insurance, labor, and health and safety laws.

(j)         The term “Actual Knowledge” means the actual conscious awareness of Norman H. Beitner and Thomas E. Przybylski, who constitute the only attorneys in this firm who were involved in the transactions contemplated by the Facility Documents, without any independent inquiry or search of public records, court dockets or files within this firm.

At the request of our client, this opinion letter is provided to you by us in our capacity as counsel to the Company and may not be relied upon by any Person (other than you and such assignees of yours as are permitted under the Facility Agreement) for any purpose, or by you other than in connection with the transactions contemplated by the Facility Agreement, without, in each instance, our prior written consent.

This opinion letter speaks only as of its date. We do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter — even though the change may affect the legal analysis, a legal conclusion or an information confirmation in this opinion letter.

Very truly yours,

HONIGMAN MILLER SCHWARTZ AND COHN LLP

DF/NHB/TEP/RJK

DETROIT.3708708.2